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                                                                     EXHIBIT 7.1

                               KOO KOO ROO, INC.

                          CERTIFICATE OF DESIGNATIONS
                    OF SERIES B CONVERTIBLE PREFERRED STOCK

                       --------------------------------

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

                       --------------------------------



          Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Koo Koo Roo, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

          That pursuant to the authority conferred upon the board of directors of the Corporation (the "Board of Directors") by Article IV of the Amended Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous written consent on February 24, 1997, adopted the following resolution which resolution remains in full force and effect on the date hereof.

          RESOLVED that there shall be a series of shares of the Preferred Stock of the Corporation designated "Series B Convertible Preferred Stock"; that the number of shares of such series shall be 400,000 and that the rights and preferences of such series (the "Series B Preferred") and the limitations or restrictions thereon, shall be as follows:

     1.   Dividends.
          ---------

          (a) The holders of the Series B Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $6.00 per share per annum, payable commencing August 1, 1997 and thereafter quarterly on November 1, February 1, May 1 and August 1 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation ranking junior to the Series B Preferred. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Series B Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any

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other class or series of stock of the Corporation except the 5% Convertible
Preferred Stock and any other class or series which is entitled to priority over the Series B Preferred.

          (b) Any dividend may be paid, at the option of the Corporation, either
(i) in cash or (ii) in shares of Series B Preferred valued at $100 per share, if the Common Stock issuable upon conversion of such Series B Preferred has been registered for resale under the Securities Act of 1933, as amended (the "Act"), and the registration statement including a current prospectus with respect thereto remains in effect at the date of delivery of such shares or if such shares may be sold pursuant to Rule 144(k) under the Act and the Corporation's transfer agent has accepted an instruction from the Corporation to that effect, and if the Corporation shall have given written notice of its intention to pay such dividend in stock to all holders of the Series B Preferred at least 10 days before the record date for such dividend.

     2.   Liquidation Preference.
          ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other class or series of shares except the 5% Convertible Preferred Stock and any other class or series which is entitled to priority over the Series B Preferred, the amount of $100 per share plus any accrued but unpaid dividends (the "Liquidation Preference").

          (b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series B Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series B Preferred at any time within thirty calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the Series B Preferred in the manner provided by law for the giving of notice of meetings of shareholders. Such notice shall be given by the Corporation immediately following determination of such essential terms.

     3.   Redemption; Automatic Conversion.
          --------------------------------

          (a) The Series B Preferred shall be redeemed in whole or in part if and to the extent required by the provisions of Section 4(m) hereof, and in accordance with such provisions.

          (b) At least 10 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Series B Preferred, at the address last shown on the records of the

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Corporation for such holder, notifying such holder of the redemption which is to be effected, specifying the percentage of shares which is to be redeemed from such holder, the Redemption Date, the Redemption Price or, as the case may be, the Special Redemption Price, the place at which payment may be obtained and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the number of shares to be redeemed calculated by multiplying the specified percentage of shares to be redeemed by the total number of shares of Series B Preferred held by such holder. On or after the Redemption Date, each holder of Series B Preferred shall surrender to the Corporation the certificate or certificates representing the specified percentage of shares of Series B Preferred owned by such holder as of the Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price or Special Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares which have been redeemed (except the right to receive the Redemption Price without interest upon surrender of the certificate or certificates representing such shares) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If less than all of the Series B Preferred shares are to be redeemed, the Corporation shall select shares so to be redeemed as nearly as practicable pro rata in such manner as the Board of Directors may determine. The shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

          (d) On the third anniversary of the date of issuance, all then outstanding shares of Series B Preferred shall be automatically converted into Common Stock at the Conversion Price and otherwise pursuant to the applicable provisions set forth in Section 4 hereof.

          (e) If the Corporation sells Common Stock for cash in a registered underwritten public offering (other than stock issuable pursuant to a registration statement on form S-8) the Corporation may require that the Series B Preferred be converted at the time of such sale if (but only if) the underwriters of such public offering agree to purchase from the holders of the Series B Preferred all shares of Common Stock that such holders wish to sell, at the same price and on the same terms as the underwriters are purchasing other shares included in the public offering. In such event the Conversion Price shall be the public offering price (or, for investors selling shares in the offering, the public offering price less the underwriters' gross spread) reduced in either case by the Applicable Percentage set forth in Section 4(d) hereof. The Corporation shall give notice of such requirement in the same manner as set forth above with respect to notices of redemption. If for any reason whatsoever the underwriters do not purchase the shares which the converting Series B Preferred holders wish to sell, any notice of conversion given by a holder of Series B Preferred after the Corporation's notice was given pursuant to this subsection shall be deemed to be withdrawn, and any certificates for Series B Preferred which have been surrendered for conversion shall be returned to the persons surrendering the same;

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provided, however, that if a holder shall have received shares of Common Stock upon conversion of Series B Preferred after such notice was given but before the proposed effective date of the registration statement, such holder may elect either to retain such Common Stock or rescind such conversion by tendering such shares of Common Stock to the Corporation.

     4.   Conversion.  The holders of the Series B Preferred shall have optional
          ----------
conversion rights as follows:

          (a) Accrual of Conversion Rights.  Commencing 91 days after the date
              ----------------------------
of issuance, or (if earlier) the date that a Registration Statement covering the underlying shares of Common Stock has been declared effective by the Securities and Exchange Commission, 15% (or such larger percentage as is determined by the Corporation in its sole discretion) of the number of Series B Preferred shares held of record by each holder ("Original Holder") on such 91st day shall become convertible, and thereafter on the successive monthly anniversaries of such 91st day an equal number of the Series B Preferred shares held by the Original Holder or his successors shall become convertible (on a cumulative basis). On and after November 1, 1997 all the shares of Series B Preferred shall be convertible. Monthly anniversaries shall be determined on the basis of calendar days and months. In the case of transfers of shares by an Original Holder the Company shall make such notations on its stock ownership records and on the certificates for shares issued upon transfer so as to reflect the portion (if any) of the transferred shares which have become convertible pursuant to this provision, or the Company may at its election issue certificates representing the Series B Preferred shares in such form, or with such annotations, as to reflect the time or times at which the shares represented by such certificates will become convertible.

          (b) Right to Convert.  At and after the time it has become
              ----------------
convertible, each share of Series B Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the liquidation preference of the Series B Preferred determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (ii) the Conversion Price determined as hereinafter provided in effect on said date; provided, however, that a share of Series B Preferred which is converted into Common Stock prior to August 1, 1997, shall receive no adjustment for accrued dividends and the liquidation preference of such share, for conversion purposes, shall not include any amount in respect of accrued dividends. No holder shall be entitled to convert any share of Series B Preferred into shares of Common Stock if following such conversion the holder and its affiliates (within the meaning of the Securities Exchange Act of 1934) shall be the beneficial owners (as defined in Rule 13d-3 under said Act) of 10% or more of the Common Stock of the Corporation.

          (c) Mechanics of Conversion.  To convert shares of Series B Preferred
              -----------------------
into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be

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

converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation.
The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall effect such issuance within 48 hours and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within 2 business days after the receipt of such notice. Notice of conversion may be given by a holder at any time of day up to 5:00 pm Los Angeles time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

          (d) Determination of Conversion Price.
              ---------------------------------

              (i) At any date during the eight months following the date of issuance, the Conversion Price shall be the lesser of (x) the actual selling price at which the holder giving notice of conversion shall have sold shares of Common Stock during the three trading days immediately preceding the date of conversion, in a bona fide trade with an unaffiliated third party, as certified to the Company by such holder, but not less than the lowest trading price on the date of such trade as reported by NASDAQ, reduced by the Applicable Percentage (as defined below), or (y) the average of the daily low trading prices of the Common Stock for the three trading days immediately preceding such date, reduced by the Applicable Percentage; provided, however, that clause (x) shall only apply to the extent of shares of Common Stock actually so sold.

              (ii) At any date more than eight months following the date of issuance, through the 14th month following the date of issuance, the conversion price shall be the lowest trading price of the Common Stock during the five trading days immediately preceding the date of conversion, reduced by the Applicable Percentage.

              (iii) The Applicable Percentage shall be as follows:

    3%     Through the last day of the 4th month after the date of issuance.
    4%     Starting on the 1st day of the  5th month after the date of issuance.
    5%     Starting on the 1st day of the  6th month after the date of issuance.
    12% Starting on the 1st day of the 7th month after the date of issuance. 12.75% Starting on the 1st day of the 8th month after the date of issuance. 13.5% Starting on the 1st day of the 9th month after the date of issuance. 14.5% Starting on the 1st day of the 10th month after the date of issuance. 16% Starting on the 1st day of the 11th month after the date of issuance. 19% Starting on the 1st day of the 12th month after the date of issuance. 22% Starting on the 1st day of the 13th month after the date of issuance. 25% Starting on the 1st day of the 14th month after the date of issuance.

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In the event that on any trading day either (a) the New York Stock Exchange imposes a trading halt of one hour or more pursuant to Rule 80A or 80B of such Exchange (or any successor to said Rules), or (b) the Dow Jones Industrial Average declines by 5% or more of its value immediately prior to the opening of the market on such day, then such day and the two trading days immediately following such day shall not be regarded as "trading days" for purposes of the foregoing provisions.

For purposes of this resolution, the term "months" means calendar months, and when months are measured after the date of issuance, the last day of each month shall be a monthly anniversary of the date of issuance. For example, if the date of issuance were January 10, 1997, the fifth month after the date of issuance would end on and would include June 10, 1997, the sixth month after the date of issuance would commence on June 11, 1997 and end on July 10, 1997, and the thirteenth month after the date of issuance would commence on and would include January 11, 1998.

          (iv) At any date more than 14 months after the date of issuance, the Conversion Price shall be the lesser of (x) 75% of the average of the daily low trading prices of the Common Stock for all the trading days during such 14th month (the "Conversion Cap"), or (y) 75% of the lowest trading price of the Common Stock during the 5 trading days immediately preceding the date of conversion.

          (v)  The "low trading price" of the Common Stock on any day shall be
(A) the lowest reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the lowest reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding trading days. If none of the foregoing provisions are applicable, the "low trading price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected by the Board of Directors of the Corporation. Subject to the provisions of the foregoing subsection (iii), the term "trading day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

          (vi) In the event that during any period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in

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Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and (if such event occurs during the 14th month after the date of issuance) the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event. If such an event occurs more than 14 months after the date of issuance the Conversion Cap shall be proportionately decreased or increased to give effect to such event.

          (e) Distributions.  In the event the Corporation shall at any time or
              -------------
from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of Series B Preferred shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

          (f) Certificates as to Adjustments.  Upon the occurrence of any
              ------------------------------
adjustment or readjustment of the Conversion Price or the Conversion Cap pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred with respect to each share of Common Stock received upon such conversion.

          (g) Notice of Record Date.  In the event of any taking by the
              ---------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

          (h) Issue Taxes.  The Corporation shall pay any and all issue and
              -----------
other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

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

          (i) Reservation of Stock Issuable Upon Conversion.  The Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred, subject to the limitation set forth in subsection (m) below, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval.

          (j) Fractional Shares.  No fractional shares shall be issued upon the
              -----------------
conversion of any share or shares of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

          (k) Notices.  Any notice required by the provisions of this Section to
              -------
be given to the holders of shares of Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

          (l) Reorganization or Merger.  In case of any reorganization or any
              ------------------------
reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of Series B Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series B Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series B Preferred.

          (m) Limitation on Number of Conversion Shares.  The Corporation shall
              -----------------------------------------
not be obligated to issue, in the aggregate, more than 3,150,000 shares of Common Stock as presently constituted (the "Nasdaq Cap") upon conversion of the Series B Preferred, if issuance of a larger number of shares would constitute a breach of the Corporation's obligations under its agreements with the NASD or Nasdaq. Subject to the obligation to effect certain redemptions pursuant to the last three sentences of this subsection (m), if further issuances of shares of Common Stock upon conversion of the Series B Preferred would constitute a breach of the Corporation's obligations under any applicable agreements with the NASD or Nasdaq (i.e., all of the shares permitted to be issued under the Nasdaq Cap shall have been so issued), then so long thereafter as such limitation shall continue to be applicable and any shares of Series B Preferred are submitted for conversion such shares shall receive in cash an amount equal to the greater of
(i) the liquidation preference of such shares divided by the difference between 100% and the Applicable Percentage set forth in subsection (d)(ii) of this
Section 4, as then in effect, or (ii) the current value of the Common Stock which such shares would otherwise be entitled to receive upon conversion (such value per share to be the price per share used for purposes of determining the Conversion Price pursuant to Section 4 hereof), in lieu of the Common Stock which such shares would otherwise be entitled to receive upon conversion. Payment of said cash amount shall be made no later than one business day after the time specified in Section 4(c) for the delivery of Common Stock upon conversion, and shall bear daily interest thereafter at the rate of one-tenth of one percent per day until paid. Such maximum number of shares of Common Stock shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Corporation shall reasonably determine. If (A) the Corporation is unable to obtain the requisite shareholder approval concerning the issuance of shares of Common Stock upon conversion of the Series B Preferred to satisfy all NASD and Nasdaq requirements prior to the earlier to occur of (i) rejection by stockholders of a proposal considered at a duly noticed meeting of stockholders to provide such approval, or (ii) May 31, 1997, then (B) the Corporation shall immediately redeem, at a "Special Redemption Price" equal to the liquidation preference of such shares divided by the difference between 100% and the Applicable Percentage set forth in subsection (d)(ii) of this Section 4 as in effect on the date the Special Redemption Price is paid, the smallest number of Shares which is sufficient, in the Corporation's reasonable judgment, such that following such redemption, conversion of the remaining shares of Series B Preferred would not constitute a breach of the Corporation's obligations under any applicable agreements with the NASD or Nasdaq. Any redemption effected pursuant to the preceding sentence shall require no more than 10 days' notice and the Redemption Date shall be not more than 15 days after the date specified in Clause (i), Clause (ii) or Clause
(iii) of the preceding sentence (whichever is applicable) and such redemption shall be made pro-rata as set forth in Section 3(c) hereof. If there shall be a default in payment of the Special Redemption Price, the amount so payable shall bear daily interest from and after the Redemption Date at the rate of one-tenth of one percent per day until paid.

     5.   Other Provisions.  For all purposes of this Resolution,  the term
          ----------------
"date of issuance" or "closing" shall mean the day on which shares of the Series B Preferred are first issued by the Corporation, and the terms "trading price", "last trade price", and "trading days" shall have the meanings given them in
Section 4(d)(iv) hereof. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation.

     6.   Restrictions and Limitations.  The Corporation shall not undertake the
          ----------------------------
following actions without the consent of the holders of a majority of the Series B Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series B Preferred, (ii) authorize or issue any other equity security senior to the Series B Preferred, or (iii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the Series B Preferred while there exists any arrearage in the payment of cumulative dividends hereunder.

     7.   Voting Rights.   Except as provided herein or as provided for by law,
          -------------
the Series B Preferred shall have no voting rights.

     8.   Attorneys' Fees.  Any holder of Series B Preferred shall be entitled
          ---------------
to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

                            [Signature Page Follows]

  IN WITNESS WHEREOF, Koo Koo Roo, Inc. has caused this certificate to be signed by its Chief Financial Officer and Assistant Secretary on this 24th day of February, 1997.

                              KOO KOO ROO, INC.



                              By:_______________________________________________
                                 Robert F. Kautz
                                 Chief Financial Officer and Assistant Secretary

                                      S-1